EXHIBIT 99.1
                                                                    ------------

[Sunterra Logo]
www.sunterra.com



CONTACT:   MARILYN WINDSOR
           (702) 304-7149

FOR IMMEDIATE RELEASE
JUNE 22, 2006


SUNTERRA CORPORATION ANNOUNCES CHANGES TO SENIOR MANAGEMENT

LAS VEGAS, June 22, 2006 - Sunterra Corporation (Nasdaq: SNRR) today announced changes to its senior management team.

On June 22, 2006, the Board of Directors of the Company directed that Nicholas
J. Benson, the Company's President and Chief Executive Officer, take paid administrative leave, to which he agreed, pending the results of the previously disclosed investigation by the Audit and Compliance Committee of the Board into various allegations (including accounting improprieties) made by an individual formerly employed by the Company's Spanish operations and pending the determinations of the Board with respect thereto. Mr. Benson continues to serve as a director of the Company.

The Board appointed James A. Weissenborn, a current member of the Board, to serve as the Company's interim President and Chief Executive Officer. Mr. Weissenborn has served as a member of the Company's Board since April 2004. Since 1999, Mr. Weissenborn has served as the Managing Partner and President of Mackinac Partners, LLC. Mackinac Partners is currently providing interim management services to the Company with respect to its European operations. Mackinac Partners is a merchant bank that specializes in restructuring and turnaround management, investing, capital markets services, merger and acquisition advisory services, strategic planning services and litigation advisory services. Mr. Weissenborn also served as a Vice President of Sunterra Financial Services from October 2001 to June 2003.

Steven E. West, the Company's Executive Vice President and Chief Financial Officer, has resigned from the Company effective on June 30, 2006, and as its Chief Financial Officer effective June 22, 2006. Mr. West has been in discussions with another company for the last several weeks and has decided to accepts its job offer.

The Board appointed Robert A. Krawczyk to serve as Chief Financial Officer. Mr. Krawczyk, a Vice President of the Company, is currently serving as the Company's Corporate Controller and Chief Accounting Officer. Mr. Krawczyk has served as Vice President and Corporate Controller of the Company since August 2004 and was named the Chief Accounting Officer in May 2005. Prior to joining the Company, Mr. Krawczyk was employed by Deloitte & Touche LLP from 1995 to August 2004, most recently as a Senior Manager specializing in the timeshare industry.

ABOUT SUNTERRA
Sunterra is one of the world's largest vacation ownership companies with more than 318,000 owner families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

                                      ***

FORWARD-LOOKING STATEMENTS; RISKS AND UNCERTAINTIES

Statements contained in this document that disclose the Company's or management's intentions, expectations or predictions of the future, including restatement adjustments to the Company's previously issued financial statements, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plan including the cost reduction plan of our European operations, the actual amount of the pretax restructuring charge, the actual amount of the cash expenditures associated with the restructuring plan, general economic conditions, including a global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions and other circumstances and uncertainties. In addition, potential risks and uncertainties include, among other things: (1) the results of the Audit and Compliance Committee investigation and review of the allegations; (2) expectations as to the timing of the completion of such investigation by the Committee and its independent counsel, the Company's review, restatement and filing of its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting, the review and filing of the Company's Form 10-Q for the fiscal quarter ended March 31, 2006, and the issuance of interim financial results for the Company; (3) expectations as to the timing of engaging a new independent registered public accounting firm and as to the level of cooperation from the Company's former accounting firm; (4) the possibility that the Nasdaq Listing Qualifications Panel may not grant the Company's request for an extension to regain compliance with Nasdaq listing qualifications or the Company's failure to regain compliance within any extension period, in which case the Company's common stock would be delisted from the Nasdaq National Market, which may adversely affect the trading of the stock; (5) the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; (6) the effects of any lawsuits or governmental investigations alleging among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; (7) the possibility that any default under the Company's financing arrangements, including our Senior Finance Facility and Senior Subordinated Convertible Notes could cause acceleration of repayment of the entire principal amounts and accrued interest on such arrangements; (8) the effects of new accounting pronouncements; (9) personnel changes may adversely affect the Company's business; and (10) additional risks and uncertainties and important factors described in the Company's other press releases and in the Company's filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.


                                        2